Exhibit 99.1

For Immediate Release:

Contact:	Jeffrey K. Berg, President and Chief Executive Officer David T. McGraw, Vice President – Finance and Chief Financial Officer Telephone 952-996-1674

Communications Systems, Inc. Reports

Fourth Quarter and Full Year 2010 Results

Minnetonka, MN ---- March 9, 2011----- Communications Systems, Inc. (NASDAQ: JCS) today reported financial results for its fourth quarter and full year results ended December 31 2010.

For the three months ended December 31, 2010, net income was $1,970,000, or $0.23 per diluted share, on sales of $30,208,000. In 2009, the Company earned $1,211,000, or $0.14 per diluted share, on sales of $26,336,000. For the twelve months ended December 31, 2010, net income was $9,715,000, or $1.15 per diluted share, on sales of $120,072,000. For the same period in 2009, the Company earned $6,044,000, or $0.72 per diluted share, on sales of $109,792,000.

Jeffrey K. Berg, President and CEO, commented: “We are pleased with our 2010 results. Despite difficult economic conditions in our primary markets, strong growth in revenues at our Transition Networks and JDL Technologies business units enabled us to achieve a 9% increase in consolidated revenue in 2010 compared to 2009. Further, this growth in revenue combined with careful management of expenses and increased sales of higher margin data and telecommunications products enabled the Company to post a 61% increase in consolidated net income in 2010 compared to 2009. We look forward to carrying this momentum in growth in revenue and profits into 2011.”

David T. McGraw, Vice President of Finance and CFO, also commented:  “CSI’s balance sheet is strong, with a current ratio of 6.8 to 1 as of December 31, 2010. CSI’s cash, cash equivalents and investments were $43,000,000 and $40,000,000, respectively at December 31, 2010 and December 31, 2009.  In the fourth quarter the Company declared a $.15 per share dividend compared to a $.14 per share dividend for the comparable 2009 quarter. For the twelve months ended December 31, 2010 the Company declared total dividends of $.59 per share compared to $.52 per share for the same period in 2009”.

Further information regarding the Company’s results and related matters will be provided in the Company’s Form 10-K report for the year ended December 31, 2010 that is being filed on or about March 15, 2011.

Cautionary Statement

From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, the Communications Systems Inc. may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans which are typically preceded by the words “believes,” “expects,” “anticipates,” “intends” or similar expressions.  For these forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in federal securities laws. Shareholders and the investing public should understand that these forward-looking statements are subject to risks and uncertainties, including those disclosed in our periodic filings with the SEC, which could cause actual performance, activities or plans after the date the statements are made to differ significantly from those indicated in the forward-looking statements when made.

About Communications Systems

Communications Systems, Inc. provides physical connectivity infrastructure and services for cost-effective broadband solutions and is a leading supplier of voice-grade connecting devices and wiring systems. CSI serves the broadband network market as the world’s leading supplier of media conversion technology, that permits networks to deploy fiber optic technology while retaining the copper-based infrastructure already embedded in the network. In addition, CSI supplies copper wire and fiber optic structured wiring systems for broadband networks, as well as line filters for digital subscriber line service. CSI also provides network design, training and management services.

CSI CONSOLIDATED SUMMARY OF EARNINGS
Selected Income Statement Data

	Three Months Ended December 31, 2010	Three Months Ended December 31, 2009	Twelve Months Ended December 31, 2010	Twelve Months Ended December 31, 2009
Sales	$30,207,682	$26,335,650	$120,072,310	$109,792,207
Gross margin	12,091,578	10,551,190	51,200,632	41,848,650
Operating income	2,997,910	2,324,979	15,614,384	10,218,533
Income before income taxes	2,999,436	2,326,516	15,634,537	10,799,340
Income taxes	1,029,652	1,115,520	5,919,104	4,755,695
Net income	$1,969,784	$1,210,996	$9,715,433	$6,043,645

Basic net income per share	$0.23	$0.15	$1.16	$0.72
Diluted net income per share	$0.23	$0.14	$1.15	$0.72
Cash dividends per share	$0.15	$0.14	$0.59	$0.52

Average basic shares outstanding	8,407,094	8,348,538	8,384,242	8,339,566
Average dilutive shares outstanding	8,443,893	8,374,894	8,414,566	8,352,084

Selected Balance Sheet Data

	December 31, 2010	December 31, 2009
Total assets	$109,070,227	$102,913,694
Cash , cash equivalents and investments	43,074,730	40,069,291
Property, plant and equipment, net	13,214,067	13,321,825
Long-term liabilities	5,004,156	4,220,403
Stockholders’ equity	91,396,693	85,939,293